Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 5, 2003 by and between Aetna Inc., a Pennsylvania corporation, (“the Company”) and Ronald A. Williams (“Executive”) (certain capitalized terms used herein being defined in Article 7).

          WHEREAS, the Company and the Executive entered into an employment agreement dated as of March 14, 2001 with an initial term ending on December 31, 2003;

          WHEREAS, the Board desires to continue to employ Executive in the position and on the terms and conditions set forth below, and the Executive desires to continue such employment; and

          WHEREAS, the Company and Executive desire to enter into this amended and restated Agreement embodying the revised terms of such employment;

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

POSITION; TERM OF AGREEMENT

          SECTION 1.01. Position. (a) On January 1, 2004 (the “Effective Date”), Executive shall continue his duties as the Company’s President.

          (b) In such position, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Chief Executive Officer or the Company’s Board of Directors (“Board”), provided that Executive shall report only to the Chief Executive Officer.

          (c) During the Employment Term, Executive will devote substantially all of his business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business board, or subject to the prior written consent of the Board or the Chairman, from serving on any civic or charitable board, as long as such activities do not materially interfere with the performance of Executive’s duties hereunder. If the Company concludes that it is desirable, upon Company’s request, Executive will resign from any boards of directors on which he serves as soon as reasonably practicable considering his fiduciary duty.

          SECTION 1.02. Term. Executive shall continue to be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31, 2006 (the “Employment Term”). On December 31, 2006 and on December 31st of each subsequent year up to and including December 31, 2012, the Employment Term shall automatically be extended for one additional year (but not beyond Executive’s sixty-fifth (65th) birthday) unless not later than 90 days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term. Unless earlier terminated, the Employment Term shall end on Executive’s sixty-fifth (65th) birthday.

ARTICLE 2

COMPENSATION AND BENEFITS

          SECTION 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $1,000,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the “Committee”) for possible increase in the sole discretion of the Board or the Committee, as the case may be. Executive’s Base Salary, as in effect from time to time, may not be reduced by the Company without Executive’s consent, except in the event of a ratable reduction affecting all senior officers of the Company.

          SECTION 2.02. Bonus. Subject in each case to Executive’s continued employment as contemplated hereby:

          (a) With respect to each fiscal year all or part of which is contained in the Employment Term, Executive shall be eligible to participate in the Company’s annual incentive plan, with a target bonus opportunity of at least 120% of Base Salary, and a maximum bonus opportunity of at least 200% of Base Salary. Except as may be payable pursuant to Article 3, Executive is not guaranteed the payment of any annual bonus.

          (b) Executive shall be eligible to participate at a level commensurate with his position in the Company’s current long-term incentive program and in the new long-term incentive plan to be established (currently anticipated to be established within six months). As further compensation, Executive will be eligible to participate in the other compensation arrangements, including equity-based programs, in which substantially all senior executives of the Company are generally eligible to participate.

          SECTION 2.03. Employee Benefits. (a) Executive shall be eligible for employee benefits (including fringe benefits, vacation, qualified and non-qualified pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than those benefits made available generally to senior executives of the Company.

          (b) Executive shall be eligible, upon any termination of employment (including as a result of non-extension of the Employment Term by the Company) other than by the

Company for Cause or by the Executive without Good Reason prior to January 1, 2006, for the Company’s retiree medical care benefits under the Company’s Medical Plans as in effect from time to time and, for purposes of eligibility for subsidized benefits thereunder, shall be credited with two years of service for each full year of service of Executive with the Company commencing on the Effective Date and during the Payment Period referred to in Section 3.04 (b).

          (c) For each calendar year beginning in 2005 and through and including 2010, Executive’s end of year balance under the Company’s non-qualified supplemental pension plan will be credited with an additional fully vested amount equal to the Base Salary in effect for each such year, provided, however, that this additional pension amount shall not be credited for any period in which Executive is not actively employed, and provided further that this additional pension amount shall be offset by the value of Executive’s vested benefit in his prior employer’s defined benefit plan.

          (d) Executive shall vest in Company contributions and credits to the Company’s qualified and non-qualified defined contribution and defined benefit plans (solely in the non-qualified plans, if required) (the “Pension Benefits”), subject to continued employment with the Company, in five (5) equal annual installments commencing on April 2, 2001; provided that the additional credit for the year 2005 described in Section 2.03.(c) above shall fully vest on December 31, 2005. The Pension Benefit shall be payable in the form and at the times provided, from time to time, in the Retirement Plan.

          SECTION 2.04. Business Expenses; Travel; Office. (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time. In the course of performing Executive’s duties hereunder, Executive shall have reasonable access to Company-provided ground and air transportation.

          (b) The Company shall provide Executive with appropriate office facilities and support at the Company’s headquarters which shall be Executive’s principal job location.

ARTICLE 3

CERTAIN BENEFITS

          SECTION 3.01. Certain Events. (a) A “Qualifying Event” means any of the following events:

               (i) The involuntary termination of Executive’s employment by the Company, other than (x) for Cause, or (y) by reason of Executive’s death or Disability; or

               (ii) Executive’s voluntary termination of employment for Good Reason, provided that such termination occurs within 60 days after the occurrence of any event constituting Good Reason.

          SECTION 3.02. Right to Certain Benefits. (a) In the event of any termination of employment during the Employment Term, Executive shall be entitled to receive from the

Company either the Severance Benefits to the extent and as described in Section 3.03 or the relevant Separation Benefits to the extent and as described in Section 3.04, as the case may be.

          (b) (i) In the event that a Change in Control occurs during the Employment Term, subject to Article 4, all unvested stock options, restricted stock, restricted stock unit awards and other equity awards (other than as provided in Section 3.02(b) (iii) below) (collectively, “Awards”) shall become immediately vested, nonforfeitable and exercisable as of the date of the Change in Control. All Awards, whether vested or unvested prior to the date of the Change in Control, shall remain exercisable until the earlier of (x) the expiration date of such Award, any termination of employment notwithstanding, and (y) in the event of any termination of Executive’s employment with the Company, the earlier of the last date on which such Award would otherwise have been exercisable and two years from termination of employment in the case of the Sign-On Awards (such earlier date, the “Termination Date”).

          (ii) In the event that a Qualifying Event occurs during the Employment Term, (A) all Sign-On Awards held by Executive shall become immediately vested, nonforfeitable and exercisable as of the date of such Event and shall remain exercisable until the earlier of the Termination Date or two years from termination of employment and (B) with respect to all other equity based awards (other than as provided in Section 3.02(b) (iii) below) made to Executive during the Employment Term, Executive shall be credited for vesting purposes with deemed service during the Continuation Period (as hereinafter defined) as it occurs (in the case of a Qualifying Event occurring during the 24 months following a Change in Control) or the Payment Period (as hereinafter defined), as the case may be. Deemed vesting for restricted stock shall be immediate and for all other Awards as the period occurs. All such awards shall remain exercisable for such period as shall be specified in the relevant plan and/or award document. Notwithstanding the foregoing, if the Qualifying Event was in Contemplation of a Change in Control (as defined below), upon the Change in Control Awards shall be treated pursuant to (b)(i) above.

          (iii) In the case of any performance unit award held by Executive, the treatment of vesting in connection with a Change in Control or termination of employment shall be as specified in the award agreement and the plan.

          (iv) Each party hereto shall give to the other party 60 days prior written notice of such party’s intent to terminate Executive’s employment with the Company.

          SECTION 3.03. Benefits upon a Qualifying Event after, or in Contemplation of, a Change in Control. Except to the extent provided in Article 4, Section 6.07(b) and Section 6.08, Executive shall be entitled to the following benefits (the “Severance Benefits”) upon (x) a Qualifying Event within 24 months following a Change in Control or (y) if a Change in Control occurs and a Qualifying Event occurs prior to the date on which a Change in Control occurs, and it is reasonably demonstrated by the Executive that such Qualifying Event (aa) was at the request of a third party who was taking steps reasonably calculated to effect the Change in Control or (bb) otherwise arose in connection with, or in anticipation of, the Change in Control (“Contemplation of a Change in Control”):

          (a) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to (i) Executive’s earned but unpaid Base Salary and other vested but unpaid cash entitlements for the period through and including the date of termination of Executive’s employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, “Accrued Compensation”) and (ii) an amount equal to the product of Executive’s annual target bonus opportunity for the year in which Executive’s employment terminates (the “Basic Bonus Amount”) times a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is 365 (the “Pro-Rata Bonus Amount”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of termination of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, “Accrued Benefits”).

          (b) The Company shall pay Executive as soon as practicable a lump sum amount in cash equal to 3 times the sum of the amounts set forth in Clauses (i) and (ii) below:

               (i) Executive’s Base Salary at its highest annual rate in effect during the period beginning immediately prior to the date of the Change in Control to which such Qualifying Event relates and ending on the date of such Qualifying Event; and

               (ii) the Executive’s Basic Bonus Amount.

          (c) In addition, Executive shall be entitled to the benefits set forth below through and in respect of the period ending on the second anniversary of the Qualifying Event (the “Continuation Period”):

               (i) Continued participation in and service credit of one year of service (which pursuant to Section 2.03(b) shall result in two years of credit) for each full year in the Continuation Period under the Company’s Medical Plans under the terms thereof and hereof; and

               (ii) Full vesting of the previously accrued Pension Benefits.

          SECTION 3.04. Separation Payments. Except to the extent provided in Section 6.07 and Section 6.08, Executive shall be entitled to the benefits set forth below (the “Separation Benefits”) upon termination of employment other than as set forth in Section 3.03:

          (a) Upon any such termination of employment other than by reason of death or Disability, including Executive’s voluntary termination of employment with or without Good Reason or upon termination of Executive’s employment with or without Cause, Executive shall be entitled to:

               (i) The Accrued Compensation; and

               (ii) The Accrued Benefits.

          (b) Except as provided by Section 3.03 with regard to a Contemplation of a Change in Control, upon a Qualifying Event prior to or more than 24 months after a Change in Control, the Company shall pay Executive:

               (i) Cash compensation through the second anniversary of such Qualifying Event (the “Payment Period”) in equal installments during the Payment Period in accordance with the applicable Company payroll system, in an amount equal to two times the sum of (i) the highest Base Salary as in effect during the six month period immediately prior to the time of such termination and (ii) the Basic Bonus Amount, on the condition that Executive has delivered to the Company a release substantially in the form as attached hereto as Attachment A (with such changes as may be required under applicable law) of any employment-related claims;

               (ii) The Pro-Rata Bonus Amount;

               (iii) Continued participation in and service credit of one year of service (which pursuant to Section 2.03(b) shall result in two years of credit) for each full year in the Payment Period under the Company’s Medical Plans during the Payment Period;

               (iv) Full vesting of the previously accrued Pension Benefits and service credit for the Payment Period for purposes of calculating the Pension Benefits.

          (c) Upon termination of Executive’s employment by reason of death or Disability, Executive shall be entitled to:

               (i) The Accrued Compensation;

               (ii) The Accrued Benefits; and

               (iii) Full vesting of the previously accrued Pension Benefits.

          SECTION 3.05. Non-Renewal Payments. In the event of the expiration of the Employment Term as a result of delivery of the Company’s notice of its intention not to extend the Employment Term pursuant to Section 1.02 and as a result Executive elects to terminate his employment as of the end of the Employment Term, Executive shall be entitled to the amounts and benefits equal to those set forth in Section 3.03 or 3.04, as applicable (subject to the same conditions); provided, however, that this Section 3.05 shall be inapplicable to any termination of employment on or subsequent to the Executive’s sixty-fifth (65th) birthday.

ARTICLE 4

CERTAIN TAX REIMBURSEMENT PAYMENTS

          SECTION 4.01. Initial Determinations by Accounting Firm. In the event of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as defined Section 280G(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)(“Change in Ownership”) occurs or is expected to occur, the Company shall retain a national accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) to perform the calculations contemplated by this Article 4. The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the “Appraiser”) to provide any valuations necessary for the Accounting Firm’s calculations hereunder. The Company shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has performed services for any person, entity or group in connection with the Change in Ownership, Executive may select an alternative national accounting firm to be the Accounting Firm. If the Appraiser otherwise performs work for any of the entities involved in the Change in Ownership or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then Executive may select an alternative appraiser of national stature with adequate expertise to be the Appraiser. The Accounting Firm shall provide promptly to both the Company and Executive a written report setting forth the calculations required under this Agreement, together with a detail of all relevant supportive data, valuations and calculations. All determinations of the Accounting Firm shall be binding on Executive and the Company subject to the provisions below. When making the calculations required hereunder, Executive shall be deemed to pay: (x) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made; and (y) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

          The Accounting Firm shall determine (the “Initial Determination”):

          (a) the aggregate amount of all payments, benefits and distributions provided to Executive or for Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of the Company or otherwise (other than any payment pursuant to this Article 4) which are in the nature of compensation and contingent upon a Change in Ownership (valued pursuant to Section 280G of the Code) (collectively the “Payments”); and

          (b) the maximum amount of the Payments Executive would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the “Payment Cap”) (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the “Excise Tax”).

          SECTION 4.02. Initial Treatment of Payments.

          (a) If the amount of the Payments does not exceed the Payment Cap, Executive shall be entitled to receive the full amount of the Payments.

          (b) If the amount of the Payments exceeds the Payment Cap by less than 10% of the Payment Cap amount, then, notwithstanding anything to the contrary, the amount of the Payments payable to Executive shall be reduced to the amount of the Payment Cap. In the event that the Payments are subject to reduction hereunder, Executive shall have the right to designate which of the Payments will be reduced or eliminated.

          (c) If the amount of the Payments exceeds the Payment Cap by 10% or more of the Payment Cap amount, then the amount of the Payments Executive is entitled to receive shall not be reduced and the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm.

          SECTION 4.03. Redeterminations Based on IRS or Court Ruling. If after the date of the Initial Determination (A) Executive becomes entitled to receive additional Payments (including, without limitation, severance) contingent upon the same Change in Ownership, or (B) Executive becomes subject to the terms of any final binding agreement between Executive and the Internal Revenue Service or any decision of a court of competent jurisdiction which is not appealable or for which the time to appeal has lapsed (a “Final Determination”) and which is contrary the Initial Determination, then based upon such additional Payments or such Final Determination (as the case may be), the Accounting Firm shall recalculate: (i) the aggregate Payments (such recalculated amount, the “Redetermined Payments”); and (ii) the maximum amount of the Redetermined Payments Executive would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the “Redetermined Payment Cap”) (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter referred to as the “Redetermined Excise Tax”).

          SECTION 4.04. Reconciliations Based on Redeterminations.

          (a) If the Redetermined Payment Cap is greater than the Payment Cap (and Executive’s Payments were reduced pursuant to Section 4.02(b)), then the Company shall promptly pay Executive the amount by which the Redetermined Payment Cap exceeds the Payment Cap, together with interest on such difference at the applicable Federal rate (as defined in Section 1274(d) of the Code)(the “Federal Rate”) from the original Payment due date to the date of actual payment of the difference by the Company.

          (b) If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by less than 10%, then, notwithstanding anything to the contrary, the amount of the Redetermined Payments that Executive is entitled to receive and retain shall be reduced to the amount of the Redetermined Payment Cap. In the event that the Redetermined Payments are subject to reduction under this paragraph and any such portion of the Redetermined Payments have not yet been paid to Executive, Executive shall have the right to designate which portion of such unpaid Redetermined Payments should be reduced or eliminated. If Executive has previously received any Payments in excess of the Redetermined Payment Cap, such excess Payments shall be refunded to the Company. Notwithstanding the foregoing, if any portion of such excess Payments which is to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. In addition, if, pursuant to a Final Determination, any such excess

Payments are not refunded to the Company and as a result cause the Executive to be subject to Redetermined Excise Tax, then Executive shall be treated as if the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 10% under Section 4.04(c) and Executive shall be entitled to the Supplemental Gross-Up Payment, subject to all the attendant conditions set forth below.

          (c) If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 10%, then the amount of the Redetermined Payments Executive is entitled to receive and retain shall not be reduced and the Company shall pay to Executive an additional payment (a “Supplemental Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Redetermined Excise Tax, imposed on the Supplemental Gross-Up Payment Executive retains an amount of the Supplemental Gross-Up Payment equal to the Redetermined Excise Tax imposed upon the Redetermined Payments; provided that if Executive has previously received a Gross-Up Payment, the amount of the Supplemental Gross-Up Payment shall be reduced by the amount of the Gross-Up Payment Executive previously received, so that Executive will be fully reimbursed, but will not receive duplicative reimbursements. If, however, the Excise Tax exceeds the Redetermined Excise Tax, the excess Gross-Up Payment that has been paid to Executive shall be refunded to the Company on demand. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

          (d) No provision of this Section 4.04 is intended to violate the Sarbanes-Oxley Act, and in the event any such provision would constitute a violation, such provision shall be null, void and of no effect.

          SECTION 4.05. Procedures with Respect to IRS Claims.

          (a) Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than twenty business days after Executive knows of such claim and shall apprise the Company of the nature of such claim, any assessment under such claim and the date on which such assessment is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

          (b) If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)  If after the receipt by Executive of an amount advanced by the Company pursuant to the foregoing, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of above with respect to any contest of an excise tax claim) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company hereunder, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then the Executive shall not be required to refund any such amount to the Company but the amount thereof shall offset, to the extent thereof, the amount of the Supplemental Gross-Up Payment required to be paid hereunder. The forgiveness to refund such amount shall be considered part of the Supplemental Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

     (d)  No provision of this Section 4.05 is intended to violate the Sarbanes-Oxley Act, and in the event any such provision would constitute a violation, such provision shall be null, void and of no effect.

ARTICLE 5

SUCCESSORS AND ASSIGNMENTS

          SECTION 5.01. Successors. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company’s rights hereunder shall not otherwise be assignable without the Executive’s consent.

          SECTION 5.02. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.

ARTICLE 6

MISCELLANEOUS

          SECTION 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
Fax: 860-273-8340
Attn: General Counsel

if to Executive, to Executive’s last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          SECTION 6.02. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, arbitration (i.e., American Arbitration Association and arbitrator fees), prejudgment interest, and other expenses which are reasonably incurred by Executive as a result of any conflict between the parties pertaining to this Agreement or in connection with the termination of Executive’s employment if either (a) the dispute arises within the 24 month period following a Change in Control or connection with a termination in Contemplation of a Change in Control or (b) the Executive is the prevailing party as determined by the arbitrator.

          SECTION 6.03. Arbitration. Except as provided in Section 6.16, any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the location of Executive’s principal place of employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Except as provided in Section 6.02, each party shall pay its own expenses of such arbitration and all common expenses of such arbitration shall be borne equally by Executive and the Company.

          SECTION 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

          SECTION 6.05. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits and the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive’s employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

          SECTION 6.06. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide Severance Benefits or Separation Benefits, if any. Executive shall also have the right to terminate his employment with the Company at any time without liability, subject only to his obligations hereunder.

          SECTION 6.07. Mitigation. (a) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor, except as provided below, shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, including, but not limited to, Executive’s eligibility for any retiree health benefits.

          (b) In the event that, during a Continuation Period or Payment Period, as the case may be, Executive becomes eligible for health or other welfare benefits from a new employer which are comparable to and of substantially equivalent value to Executive’s benefits under the Company’s Medical Plans or other welfare plans, Executive’s benefits hereunder (other than retiree health benefits) shall be appropriately reduced or terminated, in the Company’s sole discretion, to the extent of such comparable benefits available to Executive.

          SECTION 6.08. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive’s employment and/or severance rights, and, as of the Effective Date, supersedes all prior discussions, negotiations, and agreements concerning such rights, including but not limited to that certain employment agreement dated March 14, 2001 between the parties; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable local law in connection with any termination of Executive’s employment.

          SECTION 6.09. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

          SECTION 6.10. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

          SECTION 6.11. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

          SECTION 6.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws.

          SECTION 6.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

          SECTION 6.14. Indemnification. The Company shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive’s legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company, or any Subsidiary or Executive’s serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

          SECTION 6.15. Nondisclosure, Nonsolicitation, Noncompete, Cooperation and Nondisparagement.

          (a) (i) Executive shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the Executive’s employment with the Company, any trade secrets; customer lists; provider lists; product development and related information; marketing plans and related information; sales plans and related information; premium on any other pricing information; operating policies and manuals; research; payment rates; methodologies; contractual forms; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any Subsidiary or Affiliate unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while the Executive is employed by the Company, any Subsidiary or Affiliate if such disclosure occurred in connection with the performance of Executive’s job as an employee of the Company, any Subsidiary or Affiliate;

               (ii) Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its Affiliates.

          (b) (i) While employed by the Company and for two years thereafter, the Executive shall not, directly or indirectly, induce or attempt to induce any employee of the Company, any Subsidiary or any Affiliate to be employed or perform services elsewhere;

               (ii) While employed by the Company and for two years thereafter, the Executive shall not, directly or indirectly, induce or attempt to induce any agent or agency,

broker, supplier or health care provider of the Company, any Subsidiary or Affiliate to cease or curtail providing services to the Company, any Subsidiary or Affiliate;

               (iii) While employed by the Company and for two years after thereafter, unless the termination of Executive’s employment occurs during the 24 month period following a Change in Control or in Contemplation of a Change in Control, the Executive shall not, directly or indirectly, on behalf of a Competitor (as defined below) solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, any Subsidiary or Affiliate, or which the Company, any Subsidiary or Affiliate is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, any Subsidiary or Affiliate;

          (c) While employed by the Company and for one year thereafter (to the extent such restriction is not prohibited by law), unless the termination of Executive’s employment occurs during the 24 month period following a Change in Control or in Contemplation of a Change in Control, the Executive shall not, directly or indirectly, (x) engage in the ownership of (except less than 1% of the outstanding capital stock of any publicly traded company), (y) become an employee of or (z) act as a consultant, director or contractor to, any Competitor (as defined below). In the event of (xx) an involuntary termination of Executive’s employment by the Company other than for Cause, (yy) a termination by the Executive for Good Reason or (zz) in any event, any termination of any kind whatsoever on or after January 1, 2006, the limitation in this Section 6.15(c)(i) shall be modified so that Competitor shall only mean the four companies on a list provided by the Company to the Executive (the “Specified Entities”). The initial list of Specified Entities shall be provided simultaneous with execution of this Agreement. The Specified Entities may be changed by the Company from time to time (but shall never be more than four) by delivering a new list, provided that any change in the list delivered to Executive within 90 days prior to or at any time after termination of his employment with the Company shall be null and void.

          (d) For purposes of this Section 6.15 a “Competitor” is any company or organization that develops, administers, operates, offers or solicits offers regarding managed care, health, life, long-term care or disability coverages, networks, insurance or plans to employers, employees or individuals; and does not include any hospital, private medical practice or academic institution that does not own a controlling or material interest in and does not operate (directly or indirectly), and is not otherwise an affiliate of, a health insurance company, a managed care company or a health benefit plan (including an HMO, POS or PPO plan).

          (e) Following the termination of the Executive’s employment with the Company, the Executive shall provide assistance to and shall cooperate with the Company or a Subsidiary or Affiliate, upon its reasonable request and without additional compensation, with respect to matters within the scope of the Executive’s duties and responsibilities during employment, provided that any reasonable out-of-pocket expenses incurred in connection with any assistance Executive has been requested to provide under this provision for items including, but not limited to transportation, meals, lodging and telephone, shall be reimbursed by the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate or cause a

Subsidiary or Affiliate to coordinate any such request with the Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

          (f) Neither party will at any time (whether during or after termination of Executive’s employment with the Company) knowingly make any statement, written or oral, relating to the other party that would disparage or otherwise harm such party, its business or his reputation or, in the case of the Company, the reputation of any of its officers and directors. Notwithstanding the foregoing, the foregoing shall not apply to normal competitive type statements as to products or services not made based on Executive’s employment with or special knowledge of the Company.

SECTION 6.16. Material Inducement; Specific Performance.

          (a) If any provision of Section 6.15 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

          (b) Executive acknowledges that a material part of the inducement for the Company to provide the salary and benefits evidenced hereby is Executive’s covenants set forth in Section 6.15 and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 6.15. In addition, in the event of a willful, material violation of Section 6.15(a), (b) or (c), other than any such breach which occurs during the 24 month period following a Change in Control or following the termination of Executive’s employment during such period or in Contemplation of a Change in Control, the Company shall have no further obligation (i) to pay Executive benefits otherwise due and payable after the violation pursuant to Section 3.04(b)(i) or (ii); (ii) to honor the exercise of any options not yet exercised; (iii) to pay the portion of the pension benefits attributable to the enhanced pension benefit service credit granted under Section 2.03(c) and recognized under Section 3.04(b)(iv) for the period beginning one year prior to the breach; or (iv) to provide the extra service credit for purposes of retiree medical provided granted under Section 3.04(b)(iii) for retiree medical benefits provided after the breach. For these purposes, amounts calculated with reference to Section 3.04(b) also shall include amounts payable pursuant to Section 3.05. The remedies in this paragraph are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity (including but not limited to the award of damages) as an arbitrator (or court) shall reasonably determine.

          (c) The non-solicitation and non-competition provisions set forth in Sections 6.15(b) and (c) shall supercede all similar agreements between the parties, including any limitation in any equity plan or grant. Accordingly, no such similar limitation in any other agreement, including any limitation in any equity plan or grant, shall be deemed violated if the provisions of Section 6.15(b) or (c) hereof are not violated.

ARTICLE 7

DEFINITIONS

          SECTION 7. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

          “Accounting Firm” has the meaning accorded such term in Section 4.01.

          “Accrued Benefits” has the meaning accorded such term in Section 3.03.

          “Accrued Compensation” has the meaning accorded such term in Section 3.03.

          “Affiliate” and “Associate” have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on the Effective Date.

          “Agreement” has the meaning accorded such term in the introductory paragraph of this Agreement.

          “Appraiser” has the meaning accorded such form in Section 4.01.

          “Awards” has the meaning accorded such term in Section 3.02.

          “Base Salary” has the meaning accorded such term in Section 2.01.

          “Basic Bonus Amount” has the meaning accorded such term in Section 3.03.

          “Basic Options” has the meaning accorded such term in Section 2.03.

          “Beneficial Ownership.” A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” securities pursuant to Rule 13d-3 under the Exchange Act as in effect on the Effective Date.

          “Board” means, the Board of Directors of Aetna Inc. (a Pennsylvania corporation).

          “Cause” means the occurrence of any one or more of the following:

          (a) Executive’s willful and continued failure to attempt in good faith to perform the duties of his position (other than as a result of incapacity due to physical or mental illness or injury) which failure is not remedied within fifteen business days of written notice from the Company;

          (b) Executive’s material gross negligence or willful malfeasance in the performance of Executive’s duties hereunder;

          (c) With respect to the Company, Executive’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony; or

          (d) Executive’s commission of any act constituting a felony (other than a speeding violation or by virtue of vicarious liability) which has or is likely to have a material adverse economic or reputational impact on the Company.

          For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive without reasonable belief that such action or failure to act was lawful and in the best interests of the Company.

          “Change in Control” means, and shall be deemed to have occurred upon any occurrence of any of the following events:

          (a) When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

          (b) When, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least majority thereof, provided that a Director who was not a Director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (b); or

          (c) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

          Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Executive, if Executive is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a Person engaged in business as an underwriter of securities shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Committee” has the meaning accorded such term in Section 2.01.

          “Company” means, Aetna Inc. (a Pennsylvania corporation) which is the renamed successor to Aetna U.S. Healthcare Inc.

          “Competitor” has the meaning accorded such term in Section 6.15(d).

          “Contemplation of a Change in Control” has the meaning accorded such term in Section 3.03.

          “Continuation Period” has the meaning accorded to such term in Section 3.03.

          “Disability” means Long-Term Disability, as such term is defined in the Disability Plan.

          “Disability Plan” means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plan).

          “Effective Date” has the meaning accorded such term in Section 1.01.

          “Employment Term” has the meaning accorded such term in Section 1.02.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excise Tax” has the meaning accorded such term in Section 4.01.

          “Executive” has the meaning accorded such term in the introductory paragraph of this Agreement.

          “Final Determination” has the meaning accorded such term in Section 4.03.

          “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following:

          (a) Succession of the current chief executive officer of the Company by anyone other than the Executive;

          (b) Removal of Executive as director of the Company other than in connection with the termination of Executive’s employment for Cause; provided, however, that if the failure to be elected a director of the Company by its shareholders solely related to regulatory requirements limiting the number of Company executives serving on the Company’s Board of Directors to one, then such failure to be elected shall not constitute “Good Reason”);

          (c) A reduction by the Company of Executive’s Base Salary or total annual target cash compensation from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of the Company; or

          (d) Any failure of a successor of the Company to assume and agree to perform the Company’s entire obligations under this Agreement, as required by Section 5.01 herein, provided that such successor has received at least ten (10) days written notice from the Company or the Executive of the requirements of Section 5.01.

          “Gross-Up Payment” has the meaning accorded such term in Section 4.02.

          “Health Care Business” has the meaning accorded such term in the second whereas clause.

          “Holding Company” means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

          “Initial Determination” has the meaning accorded such term in Section 4.01.

          “Medical Plans” means the medical care plans (or any successor medical plans adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plans).

          “Payment Cap” has the meaning accorded such term in Section 4.01.

          “Payment Period” has the meaning accorded such term in Section 3.04.

          “Payments” has the meaning accorded such term in Section 4.01.

          “Pension Benefits” has the meaning accorded such term in Section 2.05.

          “Person” means an individual, corporation, partnership, association, trust or any other entity or organization.

          “Premium Options” has the meaning accorded such term in Section 2.03.

          “Pro-Rata Bonus Amount” has the meaning accorded such term in Section 3.03.

          “Provisions” has the meaning accorded such term in Section 2.03

          “Public Company” means the Company, having become an independent publicly traded corporation with a class of equity securities registered under Section 12 of the Exchange Act.

          “Qualifying Event” has the meaning accorded such term in Section 3.01.

          “Redetermined Excise Tax” has the meaning accorded such term in Section 4.03.

          “Redetermined Payments” has the meaning accorded such term in Section 4.03.

          “Redetermined Payment Cap” has the meaning accorded such term in Section 4.03.

          “Separation Benefits” has the meaning accorded such term in Section 3.04.

          “Severance Benefits” has the meaning accorded such term in Section 3.03.

          “Sign-On Awards” means initial sign-on option grants of 600,000 shares of the Company’s common stock and 40,000 restricted stock units.

          “Specified Entities” has the meaning accorded such term in Section 6.15.

          “Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

          “Supplemental Gross-up Payment” has the meaning accorded such term in Section 4.04.

          “Termination Date” has the meaning accorded such term in Section 3.02.

          IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

EXECUTIVE		AETNA INC.

/s/ Ronald A. Williams	By:	/s/ John W. Rowe

Ronald A. Williams		Name: John W. Rowe, M.D.

Attachment A: Form of Release

Attachment A

RELEASE AGREEMENT

     In consideration of the severance and other benefits payable to me pursuant to that certain Employment Agreement dated as of December 5, 2003 by and between Aetna Inc. (the Company) and me and other valuable consideration, the undersigned, Ronald A. Williams, hereby agrees to the following:

     1.     DEFINITION. In this agreement the word “Company” means collectively Aetna Inc., a Pennsylvania corporation, and any subsidiaries or affiliates (including any company by which I was or am employed), the employees, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment, acquisition, merger or otherwise.

     2.     RELEASE. I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns) now and forever, the Company from and waive any claim, known or unknown, that I have presently, may have or have had in the past, against the Company arising out of, directly or indirectly, my employment with the Company, the cessation of such employment or any act, omission, occurrence or other matter related to such employment or cessation of employment, other than claims I may have to the payment of amounts due and payable in accordance with the terms of the Employment Agreement. Notwithstanding the foregoing, there shall not be a release of any rights of indemnification I may have, any rights to directors and officers liability insurance coverage, any rights to vested benefits or any rights with regard to vested equity.

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     3.     EXTENT OF RELEASE. This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself.

     4.     CONSIDERATION. The consideration hereby provided to me under the Employment Agreement is not required under the Company’s standard policies and I know of no circumstances other than my agreeing to the terms of this agreement which would require the Company to provide such consideration.

     5.     RESTRICTIONS. I have not filed, nor will I initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to my employment or the termination thereof (each individually a “Proceeding”), nor will I participate in any Proceeding. I waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding. I understand that by entering into this agreement, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company. The

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foregoing will not be used to justify interfering with any right I may have to file a charge or participate in an investigation or proceeding conducted by the EEOC.

     6.     PENALTIES. If I initiate or participate in any legal actions, as described above (other than a class action in which I opt out of when first given the opportunity), the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts payment of which was conditioned on the execution of this agreement, and to terminate any benefit or payments (other than with respect to vested benefits) that are otherwise payable under the Employment Agreement.

     7.     RIGHT TO COUNSEL. The Company advises me that I should consult with an attorney prior to execution of this agreement. I understand that it is in my best interest to have this document reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one days during which to consider this agreement and to have this agreement reviewed by my attorney.

     8.     SEVERABILITY CLAUSE. Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

     9.     EVIDENCE. This document may be used as evidence in any proceeding relating to my employment or the termination thereof. I waive all objections as to its form.

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     10.     FREE WILL. I am entering into this agreement of my own free will. The Company has not exerted any undue pressure or influence on me in this regard. I have had reasonable time to determine whether entering into this agreement is in my best interest. I understand that if I request additional time to review the provisions of this agreement, a reasonable extension of time will be granted.

     11.     REVOCATION. This agreement may be revoked by me within seven days after the date on which I sign this agreement and I understand that this agreement is not binding or enforceable until such seven day period has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at 151 Farmington Avenue, Hartford, Connecticut, Attention: General Counsel, no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement. I further understand that the payments described above will not be paid to me if I revoke this agreement.

     12.     NON-ADMISSION. Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

     13.     GOVERNING LAW. This agreement and the Agreement shall be construed in accordance with the laws of the State of Connecticut, applicable to contracts made and entirely to be performed therein.

Ronald A. Williams	Date

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